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                                                                    EXHIBIT 23.5

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Aetna Life and Casualty Company and Aetna Inc. for the registration of up to $2,000,000,000 of debt securities of Aetna Life and Casualty Company and guarantees thereof of Aetna Inc. and to the incorporation by reference therein of our reports dated February 2, 1996, with respect to the consolidated financial statements of U.S. Healthcare, Inc. incorporated by reference in its Annual Report (Form 10-K, as amended) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/  Ernst & Young LLP

Philadelphia, Pennsylvania

July 15, 1996